EXHIBIT 10.20

DISTRIBUTION AGREEMENT

MED-X, INC

and

ENSYSTEX AUSTRALASIA PTY LTD

Page 1 of 13 Pages

This Agreement will be executed on September 25th, 2023, and be effective (October 1, 2023) the first day of October 2023 by and between:

MED-X, INC whose principal place of business is at 8236 Remmet Ave, Canoga Park, CA 91304, USA; hereinafter referred to as ‘MED-X’; and

ENSYSTEX AUSTRALASIA PTY LTD whose principal place of business is at Warehouse D, Building 6, The Switchyard, 161 Manchester Road, Auburn NSW 2144, AUSTRALIA; hereinafter referred to as ‘ENSYSTEX’. WHEREAS

MED-X is engaged in the development, manufacture, licensing, and sale of certain natural pesticidal products for the control of pest species by professional pest managers, herein referred to as Products; and

MED-X desires to grant to ENSYSTEX the right to purchase, use, distribute sell, market, and promote these Products in the Territories; as well as sub-licence with prior approval by Med-X and

ENSYSTEX desires to accept and exercise these rights and obligations, upon the terms and subject to the conditions of this Agreement.

THEREFORE, IT IS HEREBY AGREED as follows between the two parties:

1. DEFINITIONS

1.1 For the purpose of this Agreement and the Schedules attached hereto, the following terms shall have the following meanings:

“Agreement”	This Agreement between MED-X and ENSYSTEX, including any Schedules attached hereto.

“Day”	Refers to a business day in the relevant Territories.

“Patent”

Any proprietary technology contained in or covered by the claims of a patent granted by a country or political subdivision within the Territories, which is owned by MED-X or to which MED-X has been granted the rights to, and the technology contained in the issued patent or patent application pertains in any way to the form, function, or use of Products for the monitoring, prevention, or control of pest species. For the avoidance of doubt, this definition is meant to encompass any Product’s related technology for which a patent has been applied for and is contained in a patent application, whether or not any proprietary technology has been patented as of the date of this Agreement or in the future.

“Products”	As detailed in Schedule 1.

Additional Products may be included as Products from time to time by mutual agreement of the parties and such additions must be agreed to in a writing signed by persons duly authorised by MED-X and ENSYSTEX.

"Related body corporate"	in relation to a body corporate, means a body corporate that is related to the first-mentioned body. Where a body corporate is:

•a holding company of another body corporate; or •a subsidiary of another body corporate; or •a subsidiary of a holding company of another body corporate;

the first-mentioned body and the other body are related to each other.

“Restricted Information”

All information reasonably related to the technology, production, formulation, manufacture, or usage of the Products that is disclosed by MED-X to ENSYSTEX pursuant to or in connection with this Agreement (whether orally or in writing, and whether or not expressly noted or stated as such).

All information reasonably related to the markets in which ENSYSTEX sells the Products that is disclosed by ENSYSTEX to MED-X pursuant to or in connection with this Agreement (whether orally or in writing, and whether or not expressly noted or stated as such).

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“Territory”	The geographic areas defined in Schedule 2.

Additional geographic areas may be added from time to time by mutual agreement of the parties and such additions must be agreed to in a writing signed by persons duly authorised by MED-X and ENSYSTEX.

“Trademark” or “Mark”

Any, name, description, logo, service mark or other commercial designation, whether or not registered, used to represent, or describe the Products by MED-

X. Such Trademarks and Marks are the property of MED-X; or

Any, name, description, logo, service mark or other commercial designation, whether or not registered, used to represent, or describe the Products by ENSYSTEX. Such Trademarks and Marks are the property of ENSYSTEX.

“Year”	Successive periods of 12-months commencing on the commencement date.

1.2 Reference to:

a)	one gender includes all others.
b)	the singular includes the plural, and the plural includes the singular.
c)	a person includes a body corporate.
d)	a party includes the party’s executors, administrators, successors and permitted assigns.
e)	a statute, regulation or provision of a statute or regulation (Statutory Provision) includes:

o	that Statutory Provision as amended or re-enacted from time to time; and
o	a statute, regulation or provision enacted in replacement of that Statutory Provision.

1.3 ‘Including’ and similar expressions are not words of limitation.

1.4 Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.5 Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

1.6 A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

1.7 If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

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2. APPOINTMENT

2.1 Related Bodies Corporate: Each party must procure that no Related Body Corporate of that party does anything which this Agreement prohibits that party from doing.

For the purpose of clarity this includes all Ensystex body corporates in the Territories which currently is as follows:

Ensystex Australasia Pty Ltd	Sydney	Australia
Ensystex New Zealand Ltd	Auckland	New Zealand
Ensystex (Malaysia) Sdn Bhd	Kuala Lumpur	Malaysia and Brunei Darussalam
Ensystex Singapore Pte Ltd	Singapore	Singapore

Ensystex (Hong Kong) Limited	Hong Kong	Hong Kong
Ensystex Co., Ltd	Bangkok	Thailand
RO Ensystex Co., Ltd	Ho Chi Minh City	Vietnam
Ensystex (Cambodia) Co. Ltd.	Phnom Penh	Cambodia
Ensystex Philippines Inc.	Manila	Philippines
PT Ensystex International	Jakarta	Indonesia
Ensystex South Africa Pty Ltd	Johannesburg	Southern Africa, the Seychelles

2.2 Subject to the provisions of this Agreement, MED-X hereby appoints and authorises ENSYSTEX to register, use, distribute, sell, market and/or promote the Products within the Territories and ENSYSTEX hereby accepts such appointment.

2.3 ENSYSTEX shall at any time during the term of this Agreement and within any part(s) of the Territories it so chooses, be permitted to sub-license, appoint or otherwise permit its wholly owned subsidiaries or independent distributors or agents, as the case may be, to promote and/or sell Products; and ENSYSTEX shall be permitted to enter into separate Agreements between itself and these other parties for the purpose of facilitating their participation in commerce related to the sale of Products within part(s) of the Territories. However, any such arrangements between ENSYSTEX and other parties facilitating their promotion or sale of Products shall ensure that the rights of MED-X under this Agreement are in no way abrogated or diminished and such arrangements shall not act to release or absolve ENSYSTEX of any responsibilities it undertakes according to this Agreement.

2.4 The parties acknowledge and agree that the relationship hereby established between Ensystex and MED-X is solely that of distributor and supplier, that each is an independent contractor engaged in the operations of its own respective businesses, that neither party shall be considered the agent of the other party for any purpose whatsoever, except as otherwise expressly indicated in this Agreement, and that neither party has any authority to enter into any contract, assume any obligations or make any warranties or representations on behalf of the other party unless otherwise agreed to in a writing by the parties. Nothing in this Agreement shall be construed to establish a partnership or joint venture relationship between MED-X and ENSYSTEX and the relationship between the parties hereto shall at all times be as set forth in this clause.

2.5 ENSYSTEX will use its best endeavours to maximise sales of the Products within the Territoies. If MED-X considers the performance of ENSYSTEX in this regard to be inadequate MED-X and ENSYSTEX will review the situation. If, following such a review, the market performance of ENSYSTEX is still considered by MED-X, acting in good faith and reasonably, to be inadequate, MED- X shall have the option to license one additional distributor.

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3. TERM AND NON-COMPETE

3.1 This Agreement shall (subject to the provisions of Section 11) be for an initial period of five (5) years from the commencement date of this Agreement, and thereafter shall continue unless and until terminated by three (3) months notice in writing, by either party, to the other party.

3.2 During the term of this Agreement, MED-X shall not supply Products to any other party within the Exclusive Geographic Areas (Territories) defined in Schedule 2, either directly or indirectly, unless expressly authorised to do so by ENSYSTEX in writing.

3.3 Furthermore, during the term of this Agreement, ENSYSTEX shall be prohibited from distributing directly competing natural botanically based Products within the Territories defined in Schedule 2, either directly or indirectly, that were obtained from any sources other than MED-X, unless expressly authorised to do so by MED-X in writing. Exempt from this are any products ENSYSTEX is currently selling at the time of signing this Agreement. A list of current products supplied by ENSYSTEX can be found in the territories in schedule #3.

4. SALE AND PURCHASE OF PRODUCTS

4.1 MED-X shall supply ENSYSTEX with Products subject to the terms of this Agreement and subject to MED-X’s general conditions of sale in force at the time of sale.

4.2 Prices shall be as agreed to on a case-by-case basis in relation to each specific Products order subject to the provisions of Clause 4.9.

4.3 ENSYSTEX will purchase in minimum order quantities as agreed.

4.4 Unless otherwise agreed, each supply of Products hereunder shall be supplied to ENSYSTEX by MED-X incoterms EXW (Ex-Works). MED-X will optionally arrange shipping and, if accepted by ENSYSTEX, MED-X will invoice the freight costs separately, and the freight amount shall be equal to the invoice amount MED-X is charged by the carrier.

4.5 Terms of payment, unless otherwise agreed, shall be 60-days from date of shipping.

4.6 All orders for Products transmitted by ENSYSTEX to MED-X shall be deemed to be accepted by MED-X at the time such orders are received by MED-X to the extent that they are compliant with the terms of this Agreement and MED-X shall perform in accordance with all accepted orders. MED- X shall confirm its receipt and acceptance of each order within 2-days of receipt of the order.

4.7 All cancellation of orders by ENSYSTEX shall be in writing within 1 day of sending the order, or if not initially in writing, shall be confirmed in writing. If ENSYSTEX cancels an order, which has been accepted by MED-X, ENSYSTEX shall reimburse MED-X for any cost incident to such order incurred by MED-X prior to the time it was informed of the cancellation.

4.8 MED-X reserves the right to change prices applicable to Products. MED-X shall give written notice to ENSYSTEX of any price change at least 90-days prior to the effective date of such change. Med-X will be lifting prices of All products by a minimum 10% as of 2024.

4.9 Promptly upon the receipt of a shipment of Products, ENSYSTEX shall examine the shipment to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within 10-days of receipt of the shipment, ENSYSTEX shall notify MED-X in writing of any shortages, defects, or damages which ENSYSTEX claims existed at the time of delivery. Within 10- days after the receipt of such notice, MED-X will investigate the claim of shortages, defects or damages and inform ENSYSTEX of its findings.

4.10 Each batch (or portion of a batch) of Products delivered to ENSYSTEX not paid for by ENSYSTEX shall remain the property of MED-X until ENSYSTEX pays MED-X the full price thereof.

4.11 If ENSYSTEX shall fail to fulfil any terms of payment, MED-X may, at its option and without prejudice to any other lawful remedy, defer further shipments hereunder until such default is made good or treat such default as a breach of this Agreement.

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5. SECRECY

5.1 ENSYSTEX shall maintain and preserve during the term of this Agreement the confidentiality of all Restricted Information and shall not use the same for any purpose other than the performance of ENSYSTEX’s obligations under this Agreement.

Excepted from this obligation will be:

a)	Information known to ENSYSTEX prior to its disclosure by MED-X to ENSYSTEX.
b)	Information which is, or becomes, public knowledge through no fault of ENSYSTEX.
c)	Information disclosed by a third party with the legal right to do so.
d)	Information ENSYSTEX is required to file with any governmental regulating authority under compulsion of law including information required for registration of Products.

5.2 Upon termination of this Agreement ENSYSTEX and MED-X shall:

a)	cause all Restricted Information in whatever medium the same is recorded or held to be returned according to the direction of the other party.

b)

not disclose or make or allow any further use of any Restricted Information either directly or indirectly until the expiry of five (5) years from the termination of this Agreement. However, neither party shall, at any time after the termination of this Agreement, be restricted from practicing, selling, or otherwise using any information that falls within the public domain or was generated by that party, provided the information is not covered by the claims of a valid, in force patent issued to MED-X (or its successors).

5.4 This Clause 5 shall survive termination of this Agreement.

6. INTELLECTUAL PROPERTY

6.1 MED-X’s Marks and Trademarks and the intellectual property rights to these Marks, and their registrations, if any, shall at all times be the sole property of MED-X and ENSYSTEX recognises MED- X’s sole right of ownership and interest herein. ENSYSTEX shall never challenge nor attempt to weaken any part of MED-X’s right, ownership or interest in the Marks whether registered or not. ENSYSTEX shall not be entitled in any way to claim that they own such Marks or their registrations, and ENSYSTEX recognises that any use of such Marks by ENSYSTEX, and as approved by MED-X, shall not give ENSYSTEX any right, ownership nor interest in such Marks.

6.2 ENSYSTEX’s Marks and Trademarks and the intellectual property rights to these Marks, and their registrations, if any, shall at all times be the sole property of ENSYSTEX and MED-X recognises ENSYSTEX’s sole right of ownership and interest herein. MED-X shall never challenge nor attempt to weaken any part of ENSYSTEX’s right, ownership or interest in the Marks whether registered or not. MED-X shall not be entitled in any way to claim that they own such Marks or their registrations.

6.3 This Agreement does not transfer from MED-X to ENSYSTEX or vice versa (ENSYSTEX to MED-X), title to any intellectual property rights, either for Trademarks or Patents currently or prospectively owned by MED-X or ENSYSTEX or their related companies or persons. The ownership to all rights in the intellectual property related to Products that is owned by MED-X, as detailed in this Agreement, will always remain the property of MED-X or its related companies or persons.

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7. REGISTRATIONS

7.1 ENSYSTEX shall be responsible for obtaining and maintaining any regulatory registrations or authorisations that are required to sell or use Products within any country or political subdivision within the Territories’ geographical areas listed in Schedule 2 of this Agreement. All expenses associated with the approval or authorisation process shall be borne by ENSYSTEX.

7.2 It is the responsibility of ENSYSTEX to advise MED-X of the requirements for Product registrations in the Territories.

7.3 MED-X shall supply ENSYSTEX, or make available for use by ENSYSTEX, full specifications, technical documents, efficacy studies, stability studies, manufacturing details and quality control details in its possession for all Products as required for registrations by ENSYSTEX; and MED-X shall provide such assistance as might reasonably be expected and/or requested by ENSYSTEX to enable ENSYSTEX to register the Products in the Territories; and during the term of this Agreement MED-X shall continue to give ENSYSTEX such assistance as ENSYSTEX in this regard may reasonably request.

7.4 MED-X agrees to give its prompt support to ENSYSTEX in all matters reasonably related to its obligations under Clause 7.3, including access by ENSYSTEX to a mutually agreed upon MED-X regulatory support representative, who will make themselves available for purposes of consultation, technical support, and Products’ approvals by way of video streaming, telephone and email.

7.6 ENSYSTEX agrees to not use any Product registration for any other purpose or objective other than those for which the Product registration has been entrusted by MED-X to ENSYSTEX. ENSYSTEX agrees that it will not transfer any Product registration to any other entity or person unless agreed to in writing by MED-X.

7.7 MED-X recognises that depending on the Product and the Country, the registration process is complex and may include the need, and time, to generate additional local efficacy data within each country of registration. Evaluation times, after submission, vary between countries and are typically 12-18 months at best but can longer.

7.8 When registering the Product, subject to local regulations, ENSYSTEX will use MED-X brands but preface them with the ENSYSTEX brand ‘ECOTHOR ACTIVE NATURE’ this will ensure registrations can also be held by MED-X or RENTOKIL. From a marketing perspective the MED-X brand NATURE- CIDE will have primacy in all presentation formats.

8. WARRANTY

8.1 MED-X warrants to ENSYSTEX that the Products’ specifications and manufacturing details and methods supplied by MED-X to ENSYSTEX for the purpose of registrations of Products shall be accurate.

9. OBLIGATIONS OF ENSYSTEX

9.1 ENSYSTEX agrees to exercise its best efforts to develop the largest possible market for the use of the Products within the Territories, and ENSYSTEX shall continuously offer, advertise, demonstrate, and otherwise promote the sales and distribution of the Products within the Territories.

9.2 ENSYSTEX shall, at its expense, engage and maintain a sales and service organisation in the Territories, staffed with such experienced personnel as are necessary to enable ENSYSTEX to perform its obligations under this Agreement. ENSYSTEX shall ensure that its sales and service force have proper knowledge in the field of pest control and are adequately trained in the nature and use of the Products.

9.3 ENSYSTEX shall keep MED-X informed of its sales and marketing activities and plans. ENSYSTEX will give Med-X quarterly reporting regarding registration status within the territories and monthly reporting once registered products become available to sell within any given territory. Once products become registered within territories, both ENSYSTEX and Med-X will work in tandem to create marketing programs and forecasting for future growth initiatives.

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9.4 ENSYSTEX shall comply with all applicable local laws and regulations in the Territories with respect to the Products and their sale and use.

9.5 ENSYSTEX shall, at its expense, at all times store and maintain an inventory of Products at specified locations. ENSYSTEX shall keep all stocks of Products which it holds in conditions appropriate for their storage. ENSYSTEX shall maintain, on its own account, stocks of Products at levels which are appropriate and adequate to meet delivery requirements for the Products in the Territories.

9.6 ENSYSTEX shall be free to set sales prices and terms of sale for Products, however MED-X can, at its option, make non-binding sales price recommendations.

9.7 ENSYSTEX shall be free to use its own co-branding for the Products, provided reference, as agreed between the parties is made to the MED-X brands e.g., NATURE-CIDE is a trademark of MED-X, INC. / Pacific Shore Holdings, Inc. which is a wholly own subsidiary of Med-X which will be used by ENSYSTEX under this distribution agreement.

All ENSYSTEX labels and promotional materials must also first be approved by MED-X. All approvals for labels and promotional materials must be approved in writing by Med-X.

10. OBLIGATIONS OF MEDEX

10.1 Where necessary, MED-X shall supply ENSYSTEX with any technical support and sales support documents, in its possession for all Products, and MED-X shall provide such assistance as might reasonably be expected and/or requested by ENSYSTEX to enable ENSYSTEX to promote the Products during the term of this Agreement.

10.2 MED-X agrees to give its prompt support to ENYSTEX in all matters reasonably related to its obligations under Clause 10.1, including access by ENSYSTEX to a mutually agreed upon MED-X representative, who will make themselves available for purposes of consultation, training, problem solving, and technical support by way of video streaming, telephone, email contact and direct in- field support as appropriate.

11. TERMINATION

11.1 If either of the parties are in material breach of its obligations contained in this Agreement, and the other party gives written notice to the party in default identifying the breach, and the party in breach does not within thirty (30) days of the date on which such notice was given, remedy the breach; then the other party may, by notice to the default party, terminate this Agreement.

12. FORCE MAJEURE

12.1 If either party is prevented or delayed in performing any obligation by Force Majeure and it gives written notice to the other party within seven (7) days of the first day of such event specifying the nature of the Force Majeure, together with such evidence it reasonably can give, it will be excused from performance or punctual performance, as the case may be, as from the date of such event for so long as such cause of prevention or delay continues. ‘Force Majeure’ will include acts of God, war, hostilities, riot, fire, explosion, accident, pandemic, flood, sabotage, lack of adequate fuel, power, raw materials, containers or transportation, labour, strike, lock-out or injunction (provided that neither party shall be required to settle a labour dispute against its best judgement), compliance with governmental laws, regulations, or orders, breakage or failure of machinery or apparatus, or other causes whether or not of the class or kind enumerated which affect performance of this Agreement and which arises from, or is attributable to, acts, events, non- happenings, omissions, or accidents, beyond the reasonable control of the party affected.

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13. NOTICES

13.1 All notices that are required or permitted to be given pursuant to this Agreement shall be sent by confirmed email or pre-paid registered mail or hand delivery with signed receipt to the addresses set out below or to such other addresses as are notified from time to time in accordance with this Clause.

For MEDEX:	MED-X, INC 8236 Remmet Ave Canoga Park, CA 91304 USA Email: matt@medx-rx.com

For ENSYSTEX:	ENSYSTEX AUSTRALASIA PTY LTD Warehouse D, Building 6, The Switchyard 161 Manchester Road Auburn NSW 2144 AUSTRALIA Email: SBroadbent@Ensystex.com

13.2 Any notice given by post, pursuant to Clause 13.1, not returned to sender as undelivered shall be deemed to have been given on the 10th day after it was posted.

Proof that the envelope containing any such notice was properly addressed, pre-paid, registered and posted and that it has not been so returned to sender, shall be sufficient evidence that such notice has been duly given.

13.3 Any notices sent by email shall be deemed to have been given provided that a confirming receipt is provided by the other party within seven (7) days after transmission.

13.4 This Agreement permits the use of Secure Electronic Signatures such as Adobe® Sign. This includes for the signing of this Agreement.

14. ASSIGNMENT AND NATURE OF AGREEMENT

14.1 The rights and obligations of both parties to this Agreement are personal and may not be assigned, licensed, changed, delegated, or transferred in any way whatsoever by either party without the prior written consent of the other party; such consent to not be unreasonably withheld.

15. ENTIRE AGREEMENT

15.1 This Agreement contains the entire Agreement and understanding of the parties with respect to its subject matter and supersedes any prior Agreements, written or oral. Each party acknowledges that it has not been induced to enter into this Agreement by reason of any representation made by or on behalf of any other party. No variation to this Agreement shall be effective unless in writing and signed by or on behalf of both parties.

15.2 In the event that any of the provisions of this Agreement and any Schedules attached hereto are deemed invalid or unenforceable under applicable laws, such provisions shall be considered null and void without prejudice to the validity of any of the other provisions of this Agreement or of any Schedules attached hereto.

16. GOVERNING LAW

16.1 This Agreement shall be governed by and construed in accord with the Laws of the State of California, USA.

17.  DISPUTE RESOLUTION

17.1 All disputes arising out of, or in connection with, this Agreement, shall be finally settled under the Rules of Arbitration of the California Chamber of Commerce, by one arbitrator appointed in accordance with the said Rules. Such arbitration shall take place in California and its proceedings shall be in the English language.

17.2. it is accepted that this agreement can be electronically executed by both Med-X and ENSYSTEX.

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IN WITNESS whereof this Agreement has been entered into by:

SIGNED for and on behalf of MED-X, INC

/s/ Matthew A Mills -Chief Executive Officer

Date: September 25, 2023

SIGNED for and on behalf of ENSYSTEX AUSTRALASIA PTY LTD

/s/ Steve Broadbent – Regional Director

Date: September 25, 2023

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SCHEDULE 1

PRODUCTS

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SCHEDULE 2

Exclusive Territories

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SCHEDULE 3

BOTANICAL PRODUCTS CURRENTLY SOLD BY ENYSTEX IN SCHEDULE 2 COUNTRIES

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